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                                                                    EXHIBIT 99.3

                          ANNUAL SERVICER'S CERTIFICATE

                       AutoNation Financial Services Corp.

     The undersigned, a duly authorized officer of AutoNation Financial Services Corp. (the "Servicer"), as Servicer pursuant to the Sale and Servicing Agreement, dated as of September 28, 2001 (as amended, supplemented or otherwise modified from time to time, the "Sale and Servicing Agreement"), by and among ANRC Auto Owner Trust 2001-A, AutoNation Receivables Corporation, the Servicer and The Chase Manhattan Bank, not in its individual capacity but solely as Indenture Trustee, does hereby certify that:

     a. A review of the activities of the Servicer from January 1, 2002 through December 31, 2002 and of its performance of its obligations under the "Sale and Servicing Agreement" was made under my supervision; and

     b. To the best of my knowledge, based on such review,

     (A) the Servicer has fulfilled all of its obligations under the "Sale and Servicing Agreement" throughout the period covered by this certificate and (B) that no default under this Agreement has occurred and is continuing.



     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 13th day of March, 2003.

                                        /s/ David M. Jett
                                        ----------------------------------------
                                        Name: David M. Jett
                                        Title: Vice President - Finance, ANFS